Exhibit 10.11

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of this 3rd day of April, 2007, by and between Silver State Bank, a Nevada corporation (the “Bank”), and Calvin D. Regan, President of the Bank (the “Executive”).

WHEREAS, the Executive is the President of the Bank, possessing unique skills, knowledge, and experience relating to their business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of the Bank and affiliates, and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Bank Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank or any affiliates are concerned.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1 Employment. The Bank hereby employs the Executive to serve as President according to the terms and conditions of this Agreement and for the period stated in section 1.3. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in section 1.3.

1.2 Duties. As President the Executive shall serve under the direction of the Bank’s Chief Executive Officer and in accordance with the Bank’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall serve the Bank faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full working time, energy, and attention to the business of the Bank and to the promotion of the Bank’s interests throughout the term of this Agreement. Without the written consent of the Bank’s board of directors, during the term of this Agreement the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3 Term. The initial term of employment under this Agreement shall be three years, commencing April 3rd, 2007. On the first anniversary of the commencement date and at each anniversary thereafter the term of this Agreement shall automatically be extended for one additional year unless the Bank’s board of directors determines that the term shall not be extended. If the board of directors decides not to extend the term, the board shall promptly notify the Executive in writing, but this Agreement shall nevertheless remain in force until its existing term expires. The board’s decision not to extend the term shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5. References herein to the term of this Agreement mean the initial term, as the same may be extended. Unless sooner terminated, the Executive’s employment and the term of this Agreement shall terminate when the Executive attains age 65.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Bank shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $275,000.00, payable in semi-monthly installments or otherwise according to the Bank’s regular pay practices. The Executive’s salary shall be reviewed annually by the Bank’s board of directors or the board’s Compensation Committee. The Executive’s salary shall be increased no more frequently than annually to account for cost of living increases. At the discretion of the Compensation Committee, the Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases. The Executive’s salary shall not be reduced, however, unless as a matter of Bank policy a company-wide salary reduction is simultaneously applied equally to all officers. All compensation under this Agreement shall be subject to customary withholding taxes and such other employment taxes as are imposed by law. The Executive’s salary, as the same may be modified from time to time consistent with this section 2.1, is referred to in this Agreement as the “Base Salary.”

2.2 Benefit Plans and Perquisites. For as long as the Executive is employed by the Bank the Executive shall be entitled (x) to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, retirement, medical, dental, disability, and group life benefits and including stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for the plans or benefits, and (y) to receive any and all other fringe benefits provided from time to time. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Bank and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

2.3 Paid Time Off. The Executive shall be entitled to paid personal time, including vacation and sick leave, in accordance with policies established from time to time by the Bank, which currently allow for five weeks of personal time each calendar year for an officer of the Executive’s rank and a limited right to carry over from one year to the next unused personal time.

ARTICLE 3

EMPLOYMENT TERMINATION

3.1 Termination Because of Death or Disability. (a) Death. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive’s employment terminates because of the Executive’s death, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of the Executive’s expenses through the end of the month in which death occurred, plus any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years, and for twelve months after the Executive’s death the Bank shall assist the Executive’s family with continuing COBRA health care coverage substantially identical to that provided for the Executive before death.

(b) Disability. By delivery of written notice 30 days in advance to the Executive, the Bank may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Bank and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Bank gives notice of termination due to disability. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Bank shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by the Bank, provided that the amount of the Bank’s payments under this section 3.1(b) to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or deferred compensation plan covering the Executive. Furthermore, the Executive shall receive any bonus earned or accrued through the date of incapacity, including any unvested amounts awarded for previous years.

3.2 Involuntary Termination for Cause. (a) The Executive’s rights. The Bank may terminate this Agreement for Cause. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective.

(b) Definition of Cause. For purposes of this Agreement “Cause” means any of the following –

1) an act of fraud, embezzlement, or theft by the Executive in the course of employment, or

2) intentional violation of any law or significant policy of the Bank or an affiliate, including but not limited to violation of the code of conduct or code of ethics of the Bank or Silver State Bancorp, a Nevada corporation of which the Bank is a wholly owned subsidiary, which in the Bank’s sole judgement causes material harm to the Bank or affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

3) gross negligence in the performance of the Executive’s duties, or

4) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the Bank’s sole judgment causes material harm to the Bank. For purposes of this Agreement no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank, or

5) a breach of fiduciary duties or misconduct involving dishonesty, or

6) a breach by the Executive of this Agreement that in the sole judgment of the Bank is a material breach, which breach is not corrected by the Executive within ten days after receiving written notice of the breach, or

7) removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

8) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

9) conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for seven consecutive days or more resulting from a judicially imposed criminal sentencing (not incarceration while the Executive is a defendant in a pending criminal proceeding).

3.3 Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.4 Involuntary Termination Without Cause and Voluntary Termination for Good Reason. (a) Termination takes effect after 60 days. With written notice to the Executive 60 days in advance, the Bank may terminate the Executive’s employment without Cause. With written notice to the Bank 60 days in advance, the Executive may terminate employment for Good Reason. Termination shall take effect at the end of the 60-day period, unless in the case of voluntary termination for Good Reason the event or circumstance constituting Good Reason is cured by the Bank or unless the notice of termination for Good Reason is revoked by the Executive within the 60-day period. If the Executive’s employment terminates involuntarily without Cause or voluntarily but for Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement.

(b) Definition of Good Reason. For purposes of this Agreement “Good Reason” means any of the following occur without the Executive’s written consent, except in connection with termination of the Executive’s employment for Cause or because of death or disability or termination of the Executive’s employment by the Executive without Good Reason –

1) reduction of the Executive’s Base Salary in a manner that is not consistent with section 2.1 (and if Base Salary is reduced in a manner that is not consistent with section 2.1, for purposes of calculating the Executive’s severance entitlement the term Base Salary shall mean the Executive’s salary without taking the reduction into account),

2) reduction of the Executive’s bonus, incentive, and other compensation award opportunities under the benefit plans of the Bank or the Bank’s subsidiaries, unless a company-wide reduction of all officers’ award opportunities occurs simultaneously, or termination of the Executive’s participation in any officer or employee benefit plan maintained by the Bank or subsidiaries, unless the plan is terminated because of changes in law or loss of tax deductibility to the Bank for contributions to the plan, or unless the plan is terminated as a matter of Bank policy applied equally to all participants in the plan. References in this Agreement to the Bank’s “subsidiaries” mean the entities whose accounts are consolidated with those of the Bank in the Bank’s financial statements.

3) (x) assignment to the Executive of duties that are materially inconsistent with the Executive’s position as the Bank’s President or that represent a reduction of the Executive’s authority, or (y) failure to appoint or reappoint the Executive as President of the Bank,

4) failure to obtain an assumption of the Bank’s obligations under this Agreement by any successor to the Bank, regardless of whether such entity becomes a successor as a result of a merger, consolidation, sale of assets, or other form of reorganization,

5) a material breach of this Agreement by the Bank that is not corrected within a reasonable time, or

6) relocation of the Bank’s principal executive offices or requiring the Executive to change the Executive’s principal work location to any location that is more than 30 miles from the location of the Bank’s principal executive offices on the date of this Agreement.

3.5 Notice. Any purported termination by the Bank or by the Executive shall be communicated by written notice of termination to the other. The notice must state the specific termination provision of this Agreement relied upon. The notice must also state the date on which termination shall become effective, which shall be a date not earlier than the date of the termination notice. If termination is for Cause or with Good Reason, the notice must state in reasonable detail the facts and circumstances forming the basis for termination of the Executive’s employment.

ARTICLE 4

SEVERANCE COMPENSATION

4.1 Continued Salary and Bonus Compensation after Termination Without Cause and Termination for Good Reason. (a) Subject to the possibility that continued Base Salary and bonus compensation for the first six months after employment termination might be delayed under section 4.1(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment for Good Reason, the Executive shall for the unexpired term of this Agreement continue to receive (x) the Base Salary in effect at employment termination and (y) an annual bonus equal to the bonus earned for the calendar year ended immediately before the year in which the employment termination occurs, regardless of when the bonus earned for the preceding calendar year is paid and regardless of whether all or part of the bonus is subject to elective deferral or vesting. However, the Executive shall not be entitled to continued participation in the Bank’s or a subsidiary’s retirement plan(s) or any stock-based plans. The Bank and the Executive acknowledge and agree that the compensation and benefits under this section 4.1 shall not be payable if compensation and benefits are payable or shall have been previously paid to the Executive under Article 5 of this Agreement.

(b) If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, and if the continued compensation and benefits under section 4.1(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, the Executive’s compensation and benefits under section 4.1(a) for the first six months after employment termination shall be paid to the Executive in a single lump sum on the first day of the seventh month after the month in which the Executive’s employment terminates. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

ARTICLE 5

CHANGE IN CONTROL BENEFITS

5.1 Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and if within 12 months thereafter the Executive’s employment terminates involuntarily but without Cause or voluntarily but for Good Reason, the Bank shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three times the Executive’s annual compensation. For this purpose annual compensation means (x) the Executive’s Base Salary on the date of the Change in Control or on the date of the Executive’s employment termination (at whichever date the Executive’s Base Salary is greater and disregarding any salary reduction that is not consistent with section 2.1), plus (y) any bonus awarded for the most recent whole calendar year before the year in which the Change in Control occurred or for the most recent whole calendar year before the year in which employment termination occurred (whichever is greater), regardless of whether the bonus is paid in the year earned or in a later calendar year and regardless of whether the bonus is subject to elective deferral or vesting. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this paragraph (a) is payable no later than five business days after termination of the Executive’s employment, or on the first day of the seventh month after the month in which employment termination occurs if the Executive is considered a specified employee under section 4.1(b). If the Executive’s employment terminates before a Change in Control occurs but after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Employment Agreement termination of the Executive’s employment shall be deemed to have occurred after the Change in Control. If the Executive receives payment under section 5.1 the Executive shall not be entitled to continued Base Salary under section 4.1 of this Agreement.

5.2 Change in Control Defined. For purposes of this Agreement a “Change in Control” shall be deemed to have occurred upon the happening of any of the following events:

1. the consummation of a reorganization, merger, or consolidation of Silver State Bancorp, a Nevada corporation of which the Bank is a wholly owned subsidiary, with one or more other persons, other than a transaction following which:

(i) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in Silver State Bancorp; and

(ii) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of Silver State Bancorp;

2. the acquisition of all or substantially all of the assets of Silver State Bancorp or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of Silver State Bancorp entitled to vote generally in the election of directors by any person or by any persons acting in concert;

3. a complete liquidation or dissolution of Silver State Bancorp;

4. the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of Silver State Bancorp do not belong to any of the following groups:

(i) individuals who were members of the Board of Directors of Silver State Bancorp on the date of this Agreement; or

(ii) individuals who first became members of the Board of Directors of Silver State Bancorp after the date of this Agreement either:

(a) upon election to serve as a member of the Board of Directors of Silver State Bancorp by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(b) upon election by the shareholders of the Board of Directors of Silver State Bancorp to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of Silver State Bancorp, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of Directors of Silver State Bancorp; or

5. any event which would be described in section 1, 2, 3, or 4 if the term “Silver State Bank” were substituted for the term “Silver State Bancorp” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Bank, Silver State Bancorp, or a subsidiary of either of them, by the Bank, Silver State Bancorp, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section, the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

5.3 Internal Revenue Code Section 280G. The Bank and the Executive intend that all benefits payable to the Executive as the result of a Change in Control, whether payable under this Agreement or under any other benefit, compensation, or incentive plan or arrangement with the Bank or Silver State Bancorp, shall not be subject to the excise tax under sections 280G and

4999 of the Internal Revenue Code of 1986 and shall be deductible by the Bank and Silver State Bancorp. If all or any portion of the benefits payable to the Executive under this Agreement, either alone or together with other benefits to which the Executive is entitled, constitute “excess parachute payments” within the meaning of Code section 280G and are therefore subject to the excise tax imposed by Code section 4999 or loss of the compensation deduction as the result of Code section 280G, the Bank and the Executive agree that benefits payable under this Agreement shall be reduced as necessary for the purpose of avoiding application of Code sections 280G and 4999, unless an exemption from sections 280G and 4999 for benefits payable under this Agreement is established to the Bank’s satisfaction before the Change in Control occurs. If reduction of benefits under this Agreement and other benefit, compensation, or incentive plans or arrangements to which the Executive is a party with the Bank or Silver State Bancorp is not sufficient to avoid application of Code sections 280G and 4999, the Executive acknowledges and agrees that benefits under this Agreement may be eliminated altogether. The amount of the benefit reduction under this section 5.3 shall be determined by the Bank or Silver State Bancorp, whose determination shall be conclusive and binding on the Bank and the Executive.

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning Silver State Bancorp, the Bank or their business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Bank’s and the Bank’s affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of Nevada.

Notwithstanding the foregoing, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Bank, or (y) otherwise than by or at the direction of the Executive. This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2 Return of Materials. The Executive agrees to deliver or return to the Bank upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Bank or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Bank. The Executive hereby assigns to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement the term “affiliate” of the Bank includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Bank. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Bank if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Bank’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

6.6 Supported by Consideration and Reasonable in Scope and Duration. The Executive acknowledges that the obligations in Article 6 are supported by valuable consideration, including the consideration set forth in Article 2. The Executive further acknowledges that the obligations in Article 6 are reasonable in scope and duration, are necessary for the protection of the Bank, and that a lesser scope and duration would not adequately protect the Bank.

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1 Covenant Not to Solicit Employees. The Executive agrees not to solicit the services of any officer or employee of the Bank or affiliates for one year after the Executive’s employment termination.

7.2 Covenant Not to Compete. (a) The Executive covenants and agrees not to compete directly or indirectly with the Bank or affiliates for one year after employment termination. For purposes of this section –

1)	the term “compete” means

(a)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(c)	inducing or attempting to induce any person who was a customer of the Bank or an affiliate at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

2)	the words “directly or indirectly” means –

(a)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Bank or an affiliate in the territory, or

(b)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Bank or an affiliate when the Executive’s employment terminated.

3)	the term “customer” means any person to whom the Bank or an affiliate is providing financial products or services on the date of the Executive’s employment termination.

4)	the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Bank or any of its affiliated Banks.

5)	“financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by Silver State Bancorp or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

6)	the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

7)	the term “territory” means the area within a 15-mile radius of any office of the Bank or its affiliates at the date of the Executive’s employment termination.

(b) If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

7.3 Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Bank would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7. Accordingly, the Executive agrees that the Bank’s remedies for a material breach or threatened breach of this Article 7 include but are not limited to (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the Executive, (y) forfeiture of any severance benefits under section 4.1 of this Employment Agreement, and (z) a suit in equity by the Bank to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Bank from pursuing any other or additional remedies for the breach or threatened breach.

7.4 Potential Payment for Voluntary Termination. If before the end of the term of this Agreement the Executive voluntarily terminates employment after the board decides under section 1.3 not to extend the term of this Agreement, the Bank shall pay or cause to be paid to the Executive an amount equal to (i) the Executive’s Base Salary as of the date of the Executive’s employment termination plus (ii) any bonus awarded for the most recent whole calendar year before the year in which employment termination occurred, which shall be paid in equal monthly installments over the 12 months following the Executive’s employment termination. The payment under this section 7.4 is distinct from any severance benefits to which the Executive may be entitled after voluntary employment termination. If the Executive does not comply with the covenants in sections 7.1 and 7.2 however, the Executive shall forfeit any remaining benefits under this section 7.4. In addition to any other remedies that the Bank may have under this Agreement, at law or in equity, in the event that the Executive violates any provision of sections 7.1 and 7.2 above, the Executive shall pay to the Bank whatever has been paid to him pursuant to section 7.4.

7.5 Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement. However, Article 7 shall become null and void effective immediately upon a Change in Control.

7.6 Supported by Consideration and Reasonable in Scope and Duration. The Executive acknowledges that the obligations in Article 7 are supported by valuable consideration, including the consideration set forth in Article 2. The Executive further acknowledges that the obligations in Article 7 are reasonable in scope and duration, are necessary for the protection of the Bank, and that a lesser scope and duration would not adequately protect the Bank.

ARTICLE 8

MISCELLANEOUS

8.1 Successors and Assigns. (a) This Agreement is binding on successors. This Agreement shall be binding upon the Bank and any successor to the Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank. By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform if no such succession had occurred.

(b) This Agreement is enforceable by the Executive’s heirs. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Agreement is personal in nature and is not assignable. This Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8.1, the Bank shall have no liability to pay any amount to the assignee or transferee.

8.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Nevada, without giving effect to any conflict of laws provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of Nevada. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Clark County, Nevada or in the federal court having jurisdiction in Henderson, Nevada. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

8.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Bank. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

8.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, Silver State Bank, 400 North Green Valley Parkway, Henderson, Nevada 89074.

8.5 Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 No Duty to Mitigate. The Bank hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after employment termination, and (y) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, the Bank acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. The Bank further acknowledges that the payment of severance benefits under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9 Payment of Legal Fees. The Bank is aware that after a Change in Control management could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. It is the Bank’s intention that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the Bank’s intention that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 8.9, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 8.9, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $350,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees under this section 8.9 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate severance, salary continuation, or other agreement. Despite anything in this section 8.9 to the contrary however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Bank [12 CFR 359.3].

8.10 Compliance with Internal Revenue Code Section 409A. The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5 or section 7.4, will result in additional tax or interest to the Executive because of section 409A, then despite any contrary provision of this Agreement the Executive will not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EXECUTIVE	SILVER STATE BANK

/s/ Calvin D. Regan	By:	/s/ Corey L. Johnson
Calvin D. Regan		Corey L. Johnson
	Its:	Chief Executive Officer